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                          EXPENSE LIMITATION AGREEMENT
                                       FOR
                      FORWARD HOOVER SMALL CAP EQUITY FUND
                             (INVESTOR CLASS SHARES)

         THIS AGREEMENT, dated as of May 1, 2003, is made and entered into by and between Forward Funds, Inc., a Maryland corporation (the "Company"), on behalf of its series, Forward Hoover Small Cap Equity Fund (the "Fund"), and Forward Management, LLC (the "Investment Advisor").

         WHEREAS, the Investment Advisor has been appointed the investment adviser of the Fund pursuant to an Amended and Restated Investment Management Agreement dated June 6, 2002, between the Company, on behalf of the Fund, and the Investment Advisor (the "Advisory Agreement"); and

         WHEREAS, the Company and the Investment Advisor desire to enter into the arrangements described herein relating to certain expenses of the Investor Class Shares of the Fund;

         NOW, THEREFORE, the Company and the Investment Advisor hereby agree as follows:

         1. Until further notice from the Investment Advisor to the Company, the Investment Advisor agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) to the extent necessary to limit the operating expenses of the Investor Class Shares of the Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses) as follows:

               For the period from the date of this Agreement until January 1, 2004, the Investment Advisor shall limit its fee so that the operating expenses of the Investor Class Shares of the Fund shall be limited to an annual rate (as a percentage of average daily net assets) of 1.78%.

         2. The Fund agrees to pay to the Investment Advisor the amount of fees that, but for Section 1 hereof, would have been payable by the Fund to the Investment Advisor pursuant to the Advisory Agreement (the "Deferred Fees") for a period of three years following the end of the period provided for in Section 1 (the "Recoupment Period"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Investor Class Shares of the Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets) of 1.78% or less. Furthermore, the amount of Deferred Fees paid by the Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Investor Class Shares of the Fund (exclusive of brokerage costs, interest, taxes and extraordinary expenses) do not exceed the

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foregoing annual percentage rate. In no event will the Fund be obligated to pay any fees waived or deferred by the Investment Advisor with respect to any other series of the Company.

         3. The Investment Advisor may by notice in writing to the Company terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to the Investor Class Shares of the Fund in any period following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of Deferred Fees with respect to periods prior to the date specified in such notice.

         4. A copy of the Agreement and Certificate of Incorporation establishing the Company is on file with the Secretary of State of Maryland, and notice is hereby given that this Agreement is executed by the Company on behalf of the Fund by an officer of the Company as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Directors, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Forward Funds, Inc.
on behalf of its series
Forward Hoover Small Cap Equity Fund        Forward Management, LLC
(Investor Class Shares)


By:      /s/ J. Alan Reid, Jr.              By:      /s/ John P. McGowan
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Name:    J. Alan Reid, Jr.                  Name:    John P. McGowan
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Title:   President                          Title:   COO
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